Inland Residential Properties Trust, Inc.

2901 Butterfield Road | Oak Brook, IL 60523 | 800.826.8228

50 YEARS

inland-investments.com

January 25, 2019

Dear Stockholder:

Inland Residential Properties Trust, Inc. ("Inland Residential" or the "Company") is pleased to distribute your portion of the proceeds (by check, ACH or to your custodian, as applicable) from the sale of The Commons at Town Center, which closed on December 20, 2018.

As previously mentioned in the fourth quarter 2018 stockholder letter, all the properties in Inland Residential's portfolio have been or are currently being actively marketed for sale after the stockholders approved the proposed plan of liquidation at the reconvened annual meeting on December 18, 2018.

On December 20, 2018, Inland Residential closed the previously disclosed sale of The Commons at Town Center, a 105,442 square foot, 85-unit apartment community with a 10,609 square foot retail component located at 1255 Town Center Road in Vernon Hills, Illinois. At the closing, the Company received net proceeds of approximately $9.9 million representing the sales price of $24.6 million, net of closing costs, commissions, and certain prorations and adjustments, and the full repayment of $13.8 million in mortgage debt secured by the property. The sales price of $24.6 million represented a gross profit of $1.6 million over the original acquisition price for the property of $23 million, plus closing costs of approximately $102,000.

In addition, on December 21, 2018, Inland Residential entered into an agreement with B&M Development Company, L.L.C., an unaffiliated third party, to sell the property located at 8850 Crosswind Drive, Montgomery, Alabama, commonly known as the "Verandas at Mitylene" for approximately $40.5 million. The Company purchased the property on July 27, 2017 for a sales price of approximately $36.6 million, plus closing costs of approximately $148,000. The sale of this property is subject to conditions contained in the Agreement and has not yet been finalized.

If you have any questions regarding your investment in Inland Residential, please contact your financial advisor or our **Inland Investor Services team at 800.826.8228** from **8:00 am to 5:00 pm CT Monday-Friday**. Thank you for your investment in Inland Residential.

Sincerely,
INLAND RESIDENTIAL PROPERTIES TRUST, INC.



Mitchell Sabshon
President and Chief Executive Officer

Enclosure
cc: Trustee, Broker Dealer, Financial Advisor

(Please see reverse side for an important disclosure.)

Inland Residential Properties Trust, Inc.

2901 Butterfield Road | Oak Brook, IL 60523 | 800.826.8228

inland-investments.com

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation's largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for 50 years.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "can", "would", "will", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Residential with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition and sale of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Residential believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Residential undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Residential or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.